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EXHIBIT 17.2

                                   PPOL, Inc.
              3070 Bristol Street, Suite 440, Costa Mesa, CA 92626
                      Phone (714)437-5823 Fax (714)437-5824
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Gartenberg Gelfand Wasson & Selden LLP
801 S. Figueroa Street, Suite 2170
Los Angeles, CA 90017

                                                April 21, 2009

Dear Mr. Gelfand:

In regard to the reason stated by Mr. Richard Izumi for his resignation as an officer and director of PPOL, Inc, as set forth in his e-mail dated March 31, 2009, management denies his allegations. In fact, management has cooperated fully with Mr. Izumi and has provided him all information he has requested and has answered all his questions.

With regard to the disclosure and reporting requirement to the Japanese equivalent of the SEC, please see the attached letter from Japanese securities counsel. Due to the lack of a definite response from Kanto Regional Financial Bureau, management has elected at this time not to proceed with the disclosure and reporting in Japan.

Sincerely,


/s/ Masao Yamamoto
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Masao Yamamoto, President